FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2009
SECOND-QUARTER FINANCIAL RESULTS

• Sales down slightly from prior fiscal year’s record level
• Net earnings for the quarter were $0.31 per diluted share
• Six month backlog stands at $106,349,000

RACINE, WISCONSIN—January 22, 2009—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2009 second quarter and first half ended December 26, 2008.

Sales for the fiscal 2009 second quarter were $81,598,000, compared to $81,894,000 for the fiscal 2008 second quarter.  Year-to-date, sales were $154,270,000, compared to $155,507,000 for the fiscal 2008 first half.  For the fiscal 2009 second quarter, foreign currency translations negatively impacted sales by $2,440,000.  Adjusting for the impact of foreign currency translation on the second fiscal quarter, sales would have been up just under three percent versus the same period last year.  The fiscal 2009 second quarter also benefited from delayed shipments in the first fiscal quarter related to the Company’s implementation of a new ERP system at its domestic manufacturing operation.

Gross margin, as a percentage of fiscal 2009 second-quarter sales, was 28.1 percent, compared to 30.9 percent in last year’s comparable period.  Year-to-date, gross profit, as a percentage of sales, was 27.9 percent from 31.6 percent for the fiscal 2008 first half.  Gross margin for fiscal 2009’s second quarter was negatively impacted by unfavorable product mix, higher material costs and an increase in domestic pension expenses.

For the 2009 second quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 20.8 percent, compared to 21.2 percent for the fiscal 2008 second quarter.  For the fiscal 2009 second quarter, ME&A expenses benefited from a decrease in the Company’s stock based compensation expense due to a decline in the Company’s stock price versus the same period last fiscal year.  Compared to fiscal 2008’s second quarter, stock based compensation expense decreased $1,719,000 in the quarter.  In addition, expenses related to the Company’s corporate and domestic incentive programs decreased $728,000 versus the second quarter of fiscal 2008.  These benefits were partially offset by severance costs of $1,308,000, increased IT costs associated with the Company’s new ERP system and higher pension expenses.  Year-to-date, ME&A expenses, as a percentage of sales, were 21.6 percent, compared to 20.6 percent for the fiscal 2008 first half.

The Company’s tax rate for the fiscal 2009 second quarter was 35.5 percent, compared to 39.2 percent for fiscal 2008’s second fiscal quarter.  Year-to-date, the Company’s corporate tax rate was 34.9 percent, compared to 38.8 percent in the comparable period last fiscal year.  Favorably impacting the Company’s tax rate for both the fiscal 2009 second quarter and first half was a 5.9 percent reduction in the Italian corporate tax rate for fiscal 2009 and a shift in earnings to subsidiaries in countries with a lower effective tax rate.

Net earnings for the fiscal 2009 second quarter were $3,433,000, or $0.31 per diluted share, compared with $4,209,000, or $0.37 per diluted share, for the fiscal 2008 second quarter.  Year-to-date, earnings were $5,898,000, or $0.52 per diluted share, compared to $9,314,000, or $0.81 per diluted share for the fiscal 2008 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $8,426,000 for the fiscal 2009 second quarter, compared to $9,568,000 for the fiscal 2008 second quarter.  For the fiscal 2009 first half, EBITDA was $15,240,000, compared to $20,409,000 for the fiscal 2008 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said, “We are pleased that the second quarter results improved upon our first quarter performance, even though we were not able to match the record operating performance of the second fiscal quarter of 2008.  In addition to the softness that continued to be experienced in our oil and gas markets, we are now seeing softening in the mega yacht segment of the pleasure craft market.  However, commercial marine and industrial product markets continued to be above year ago levels.  Issues related to the implementation of our ERP system at our domestic facility have been successfully addressed and we are currently working on implementing the system throughout our global operations.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated, “While our balance sheet and overall liquidity remain strong, we continue to look for ways to improve our working capital levels, including inventory, accounts receivable and accounts payable management.  Working capital at December 26, 2008 was $101,961,000, compared to $106,107,000 at June 30, 2008 and $101,721,000 at December 28, 2007.  At December 26, 2008, the Company had cash of $11,151,000, compared to $14,447,000 at fiscal year end.  Total debt, at December 26, 2008, was $51,924,000, compared to $49,957,000 at June 30, 2008 and $55,546,000 at December 28, 2007. Total debt to total capital was 31.1% at December 26, 2008.

“During the quarter, we spent $1,812,500 to repurchase 250,000 shares of our outstanding common stock at an average price of $7.25 per share.  Since August 2007, we have repurchased 910,000 shares of our common stock and currently have 250,000 shares remaining under our Board authorized stock repurchase program.  As of the end of the second fiscal quarter, we had approximately $11,000,000 available under our existing revolving credit facility, which expires in October 2010.  As of January 2009, the interest rate on the Company’s revolver was 1.68 percent, down from 3.74 percent at September 26, 2008.  As a result of current external business factors, we have revised our capital expenditure forecast for the year and are now planning to spend between $10,000,000 and $12,000,000 on annual capital expenditures for fiscal 2009, compared to our prior estimate of between $15,000,000 and $17,000,000.”

Mr. Batten continued, “Although we have experienced some cancellations and retiming of orders, our six month backlog at December 26, 2008 was $106,349,000, compared to $120,774,000 at June 30, 2008 and $121,281,000 at December 28, 2007.  Approximately one-third of the decrease from the prior fiscal year end, or $5,365,000, can be attributed to foreign exchange rate movements, specifically a strengthening of the U.S. Dollar versus the Euro.  We are proactively working with our customers and managing our operations to align our cost structure with business projections.

“Like many industrial manufacturers, we are experiencing softness in certain of our core markets, specifically the oil and gas and mega yacht markets.  We now expect demand from the mega yacht segment of the pleasure craft market to continue to weaken for the balance of the year.  This will impact the Company’s propulsion and boat management system product lines.  Given the decline in the price of oil, future demand for land-based transmissions for the oil and gas markets remains uncertain, while demand for vehicular transmissions for the airport rescue and fire fighting and military markets continues stable.  Demand for the Company’s industrial product lines has improved year-over-year and activity in the commercial marine market is expected to remain steady,” concluded Mr. Batten.

Twin Disc will be hosting a conference call today (January 22, 2009) to discuss these results and to answer questions at 2:00 p.m. ET.  To participate in the conference call, please dial 800-762-8779 five to 10 minutes before the call is scheduled to begin.  A replay will be available from 5:00 p.m. January 22, 2009 until midnight January 29, 2009.  The number to hear the teleconference replay is 800-406-7325.  The access code for the replay is 3961116.

The conference call will also be broadcast live over the Internet.  To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link.  The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission.  Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”).  These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects.  Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions.  Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per-share data, unaudited)
	Three Months Ended		Six Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007
Net sales	$81,598	$81,894	$154,270	$155,507
Cost of goods sold	58,645	56,548	111,245	106,311
Gross profit	22,953	25,346	43,025	49,196
Marketing, engineering and administrative expenses	17,008	17,378	33,326	32,072
Interest expense	714	825	1,311	1,568
Other (income) expense, net	(192)	179	(1,012)	174
Earnings before income taxes and minority interest	5,423	6,964	9,400	15,382
Income taxes	1,924	2,729	3,277	5,967
Minority interest	(66)	(26)	(225)	(101)
Net earnings	$3,433	$4,209	$5,898	$9,314

Earnings per share:
Basic	$0.31	$0.37	$0.53	$0.82
Diluted	$0.31	$0.37	$0.52	$0.81

Average shares outstanding:
Basic	11,126	11,261	11,188	11,378
Diluted	11,173	11,399	11,275	11,515
Dividends per share	$0.070	$0.070	$0.140	$0.125

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands, unaudited)
	Three Months Ended		Six Months Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007
Net earnings	$3,433	$4,209	$5,898	$9,314
Income taxes	1,924	2,729	3,277	5,967
Interest expense	714	825	1,311	1,568
Depreciation and amortization	2,355	1,805	4,754	3,560
Earnings before interest, taxes, depreciation and amortization	$8,426	$9,568	$15,240	$20,409

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 26,	June 30,
	2008	2008
ASSETS
Current assets:
Cash	$11,151	$14,447
Trade accounts receivable, net	58,117	67,611
Inventories, net	98,017	97,691
Deferred income taxes	6,450	6,297
Other	9,581	9,649

Total current assets	183,316	195,695

Property, plant and equipment, net	64,217	67,855
Goodwill	16,622	18,479
Deferred income taxes	4,875	5,733
Intangible assets, net	7,597	9,589
Other assets	6,013	7,277

	$282,640	$304,628

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current maturities on long-term debt	$672	$1,730
Accounts payable	35,902	37,919
Accrued liabilities	44,781	49,939

Total current liabilities	81,355	89,588

Long-term debt	51,252	48,227
Accrued retirement benefits	33,194	34,325
Other long-term liabilities	973	2,163

	166,774	174,303

Minority interest	715	679

Shareholders' equity:
Common stock	13,862	14,693
Retained earnings	146,681	142,361
Accumulated other comprehensive (loss) income	(15,136)	2,446

	145,407	159,500
Less treasury stock, at cost	30,256	29,854

Total shareholders' equity	115,151	129,646

	$282,640	$304,628

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Six Months Ended
	December 26, 2008	December 28, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,898	$9,314
Adjustments to reconcile net earnings to cash
provided by operating activities:
Depreciation and amortization	4,754	3,560
Other non-cash changes	520	1,982
Net change in working capital, excluding cash and debt, and other	(8,441)	(3,507)
Net cash provided by operating activities	2,731	11,349

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(4,651)	(6,820)
Proceeds from sale of fixed assets	15	200
Other, net	1,111	(337)
Net cash used by investing activities	(3,525)	(6,957)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) increase in notes payable, net	(951)	29
Proceeds from long-term debt	3,584	11,393
Proceeds from exercise of stock options	110	100
Purchase of treasury stock	(1,813)	(13,367)
Dividends paid	(1,578)	(1,437)
Other	-	19
Net cash used by financing activities	(648)	(3,263)

Effect of exchange rate changes on cash	(1,854)	1,480

Net change in cash	(3,296)	2,609

Cash Balance:
Beginning of period	14,447	19,508

End of period	$11,151	$22,117

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